Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES SECOND QUARTER 2005 RESULTS

AND QUARTERLY DIVIDEND

Net Income of $5.8 million and Diluted Earnings Per Share of $0.38 down 33 percent and 32 percent, respectively

Alpharetta, GA, July 28, 2005.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2005		2004
	Second Quarter	YTD	Second Quarter	YTD

Net Sales	$168.2	$328.8	$161.6	$321.5
Operating Profit	$10.7	$20.3	$14.0	$26.2
Net Income	$5.8	$10.8	$8.7	$15.2
Earnings Per Share – Diluted	$0.38	$0.70	$0.56	$0.98
Average Shares - Diluted	15.5	15.5	15.5	15.5

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that second quarter 2005 net income was $5.8 million compared with net income of $8.7 million in the second quarter of 2004, a decline of 33 percent.  Diluted earnings per share were $0.38 compared with diluted earnings per share of $0.56 in the prior-year quarter, a 32 percent decrease.

Second Quarter 2005 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the second quarter of 2005 were less than previously anticipated and below the prior-year level.  The financial results reflected higher purchased energy, purchased materials and employee benefit expenses, lower average selling prices and unfavorable currency exchange rate impacts.  These unfavorable factors were partially offset by improved mill operations in each of our business segments and increased sales volumes.”

In June 2005, PDM Philippines Industries Inc, a wholly-owned indirect subsidiary of Schweitzer-Mauduit, completed the acquisition of the tobacco-related paper manufacturing assets of KCPI, a Philippines company.  The total acquisition cost was $11.9 million, including a working capital adjustment, funded through existing bank lines of credit.  The assets acquired included buildings, production equipment and related utilities and support assets.  The marketing and sales of the new operations are integrated with the efforts of the Company’s French operations in the southeast Asian market, and the financial results are included in the French business segment because the results of the Philippine operations are not material for segment reporting purposes.  This acquisition is not expected to have a significant impact on the Company’s 2005 financial results.

Consolidated net sales were $168.2 million for the quarter compared with $161.6 million in the same period a year ago.  The positive net sales impacts of increased sales volumes and currency exchange rates were partially offset by the effects of lower average selling prices.  Increased sales volumes contributed $6.1 million to net sales.  Changes in currency exchange rates, primarily related to the stronger euro compared with the U.S. dollar, contributed $4.3 million to net sales. Lower average selling prices had an unfavorable impact on the net sales comparison of $3.8 million.

Total sales volumes increased by 3 percent for the quarter compared with the second quarter of 2004.  Sales volumes in the United States increased by 14 percent, primarily due to increased sales of commercial and industrial products.  Sales volumes for the Brazilian business improved by 3 percent, as increased sales of tobacco-related papers more than offset a decline in commercial and industrial papers.  Sales volumes for the French segment were essentially unchanged in total, with increased sales volumes of reconstituted tobacco leaf (RTL) products offsetting lower sales volumes in the tobacco-related papers business.

Operating profit was $10.7 million for the quarter, a decline of $3.3 million, or 24 percent, from the $14.0 million operating profit for the second quarter of 2004.

Inflationary cost increases unfavorably impacted operating results by $6.3 million in the quarter.  Purchased energy costs increased by $2.7 million compared with the second quarter of 2004, with higher costs experienced in all business units, related to higher electricity, fuel oil and natural gas costs.  Changes in per ton wood pulp costs increased the Company’s operating expenses by $1.3 million compared with the prior-year quarter.  The average per ton list price of northern bleached softwood kraft (NBSK) pulp was $655 per metric ton in the second quarter of 2005 compared with $660 per metric ton in second quarter of 2004.  Although the NBSK list price was essentially the same as during the prior-year quarter, higher pulp costs were experienced due to other pulp grade price increases and lags in the implementation of the NBSK list price changes, as NBSK list prices decreased during the current-year quarter but increased during the prior-year quarter.  Inflationary increases for other purchased materials had an unfavorable impact on the operating results of $1.5 million, driven largely by increased chemical costs.  Higher labor rates increased manufacturing expenses by $0.8 million during the quarter.

The U.S. business unit’s operating profit declined by $2.1 million versus the second quarter of 2004.  The benefits of improved mill operations and higher sales volumes were more than offset by lower average selling prices and increased purchased energy, wood pulp, labor and employee benefit expenses. The lower average selling prices in the United States reflected, in part, an unfavorable mix of products sold resulting from reduced sales of lower ignition propensity cigarette papers.  Sales volumes for these products were higher in the prior-year quarter due to strong sales prior to the introduction of lower ignition propensity cigarettes in the State of New York in June, 2004.

Operating profit for the French segment totaled $11.5 million in the quarter, $1.2 million less than in the second quarter of 2004.  The decrease in profitability reflected lower product selling prices, less favorable sales mix, increased purchased energy, purchased materials and labor expenses and unfavorable currency impacts.  These factors were partially offset by improved mill operations and lower nonmanufacturing costs.

Operating profit in Brazil declined by $0.1 million from the second quarter of 2004, to $1.0 million.  The benefits of increased sales volumes and improved mill operations were more than offset by unfavorable currency impacts of $1.3 million and increased wood pulp, purchased energy and labor expenses.

The effective income tax rate was 29 percent for the quarter compared with 26 percent in the second quarter of 2004.  The prior-year quarter benefited from changes in estimates of foreign tax credit carryforwards to be utilized in the United States.

Net income for 2005 was $5.8 million, a 33 percent decline compared with net income of $8.7 million in the second quarter of 2004.  Diluted earnings per share decreased by 32 percent to $0.38 compared with earnings per share of $0.56 for the prior-year quarter.

Year-To-Date Results

Net sales were $328.8 million for the first six months of 2005, a 2 percent increase compared with 2004.  Changes in currency exchange rates, primarily related to a stronger euro versus the U.S. dollar, increased net sales by $9.5 million.  Total sales volumes decreased by 1 percent compared with the prior year, but as a result of a change in product sales mix, volume changes contributed $0.4 million to the net sales improvement.  Sales volumes for the French segment declined by 6 percent, sales volumes for the Brazilian business improved by 5 percent and U.S. sales volumes increased by 9 percent.  Lower average selling prices decreased net sales by $2.6 million during the first half of 2005.

Operating profit for the first six months of 2005 totaled $20.3 million, a $5.9 million, or 23 percent, decrease from $26.2 million in the comparable prior-year period.  Year-to-date operating profit in 2005 was unfavorably affected by the mix of products sold, lower average selling prices, decreased sales volumes, unfavorable currency impacts of $2.4 million and increased purchased energy, wood pulp, purchased materials and labor and employee benefit expenses.  Inflationary cost increases impacted operating expenses by $10.8 million during the first half of 2005.  These negative factors were partially offset by improved mill operations in each business unit and lower nonmanufacturing expenses. During the first six months of 2004, $1.1 million of Paris, France office closure expenses were incurred in addition to $0.9 million of start-up expenses related to a rebuilt cigarette paper machine in the United States and $0.6 million of RTL production line start-up costs in France.  Start-up costs totaling $0.8 million were incurred during the first six months of 2005 related to the start-up of paper manufacturing equipment in Brazil and the United States.

Interest expense increased by $0.8 million during the first six months of 2005 compared with the first six months of 2004 because of higher debt levels and interest rates.  Other income was $1.2 million favorable during the first six months compared with the prior-year period as a result of currency exchange rate gains in Brazil and a gain on the sale of property in Indonesia.  The effective income tax rate was 29 percent for the first six months of 2005 compared with 26 percent for the prior-year period.

Year-to-date net income in 2005 was $10.8 million compared with net income of $15.2 million in the first half of 2004.  Diluted earnings per share were $0.70 for the first six months of 2005 compared with $0.98 for the prior-year first six months.

Cash Flow Items and Quarterly Dividend

Capital spending was $4.7 million during the second quarter of 2005 compared with $15.1 million during the prior-year quarter.  Year-to-date 2005 capital spending was $8.2 million, compared with $23.1 million for the first six months of 2004.

Capital spending for a new reconstituted tobacco leaf production line in France totaled $2.8 million during the second quarter of 2004 and $4.8 million during the first half of 2004.  In Brazil and the United States, $5.6 million was spent during the same quarter related to the Company’s new cigarette paper manufacturing strategy, with $7.4 million spent during the first six months of last year.  During the second quarter of 2005, $0.4 million was spent in Brazil to complete installation of the new cigarette paper machine, with $0.8 million spent year-to-date.  The Company’s capital spending is expected to total approximately $25 million in both 2005 and 2006.

During the second quarter of 2005, the Company made cash pension contributions totaling $2.0 million, with pension contributions for the first six months at $5.0 million and for the full year anticipated to be approximately $15 million.

During the second quarter, Schweitzer-Mauduit did not repurchase any shares of its common stock.  Future common stock repurchases will be dependent upon various factors, including stock price, strategic opportunities and cash availability.

Schweitzer-Mauduit also announced a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on September 12, 2005 to stockholders of record on August 15, 2005.

Business Comments and Outlook

Mr. Deitrich added, “Schweitzer-Mauduit’s margins and earnings declined during the quarter due to the inability to fully offset inflationary cost increases through either improved mill operations or higher selling prices. The financial results were also unfavorably impacted by currency exchange rate changes, interest expense and the effective income tax rate.  These negative factors are expected to continue to unfavorably impact our financial results for the balance of the year.

“Various cost pressures are expected to continue, reflected in higher purchased energy, purchased materials, labor and employee benefit expenses.  Higher purchased energy costs are expected to have an unfavorable impact on the full year of approximately $10 million or $0.42 per share. The weakened U.S. dollar continues to put pressure on our financial results in both Brazil and France, where costs are primarily tied to the local currencies while selling prices are often linked to the U.S. dollar.  For the full year, the unfavorable currency impacts in Brazil are expected to more than offset the benefits of the new cigarette paper production capacity.  The Company’s effective income tax rate is expected to be approximately 28 to 29 percent, higher than the 22 percent effective income tax rate in 2004.  The prior-year effective income tax rate benefited from utilization of foreign tax credits in the United States and other non-recurring tax items in France.  The higher effective income tax rate is expected to have a negative impact of approximately $0.15 to $0.20 per share compared with the prior year.

“In addition to these negative factors experienced during the second quarter, continued weakness is expected in Schweitzer-Mauduit’s sales of tobacco-related papers in western Europe.  This anticipated weakness in both sales volumes and selling prices is the result of reduced cigarette consumption in several western European countries, in part due to increased taxes, and new cigarette paper manufacturing capacity that was added by European competitors in 2003 and 2004.  As a result of this market weakness, we will continue to incur paper machine down time in France.

“Start-up costs related to upgraded paper machines in both the United States and Brazil are behind us, as these machines are now running at end of curve production rates.  With the upgraded production equipment in place, improved mill operations are expected during the balance of the year, especially in the United States.  Sales of cigarette papers for lower ignition propensity cigarettes are also expected to contribute positively to operating results during the second half of 2005.  Sales of these higher margin cigarette papers are expected to increase in support of the requirement for lower cigarette ignition propensity properties for all cigarettes manufactured or imported into Canada on or after October 1, 2005.  Increased sales of reconstituted tobacco leaf products are also anticipated during the second half of 2005.  RTL sales volumes during the second quarter were above both the prior-year quarter and the first quarter of 2005.  Although year-to-date RTL volumes still lag the prior year, for full-year 2005, RTL sales volumes are expected to be above the 2004 level.

“As a result of greater than previously anticipated inflationary cost increases and unfavorable currency exchange rate impacts, continued pressure is anticipated on Schweitzer-Mauduit’s gross profit and operating profit margins for full-year 2005.  The Company is now expecting diluted earnings per share for full-year 2005 to be in the range of $1.40 to $1.50.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review second quarter 2005 results with investors and analysts at 10:30 a.m. eastern time on Thursday, July 28, 2005.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,800 people worldwide, with operations in the United States, France, Brazil, Indonesia, the Philippines and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy and chemicals.  Recently the cost of these items has been increasing, and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2004, 48 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales of these higher margin products could have a material impact on future financial results.

•                  In recent years, governmental entities around the world, particularly in the United States, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2004.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2005	2004	Change

Net Sales	$168.2	$161.6	+4.1%
Cost of products sold	142.0	132.0	+7.6
Gross Profit	26.2	29.6	-11.5

Selling expense	6.1	6.8	-10.3
Research expense	2.5	2.2	+13.6
General expense	6.9	6.6	+4.5
Total nonmanufacturing expenses	15.5	15.6	-0.6

Operating Profit	10.7	14.0	-23.6
Interest expense	1.5	1.0	+50.0
Other income, net	0.9	0.3	N.M.
Income Before Income Taxes and Minority Interest	10.1	13.3	-24.1
Provision for income taxes	2.9	3.5	-17.1
Income Before Minority Interest	7.2	9.8	-26.5
Minority interest in earnings of subsidiaries	1.4	1.1	+27.3
Net Income	$5.8	$8.7	-33.3%

Net Income Per Share:
Basic	$0.39	$0.58	-32.8%

Diluted	$0.38	$0.56	-32.1%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,156,200	14,932,100

Diluted, including Common Share Equivalents	15,499,000	15,476,100

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2005	2004	Change

Net Sales	$328.8	$321.5	+2.3%
Cost of products sold	278.5	262.8	+6.0
Gross Profit	50.3	58.7	-14.3

Selling expense	12.3	14.1	-12.8
Research expense	5.0	4.6	+8.7
General expense	12.7	13.8	-8.0
Total nonmanufacturing expenses	30.0	32.5	-7.7

Operating Profit	20.3	26.2	-22.5
Interest expense	2.8	2.0	+40.0
Other income, net	1.5	0.3	N.M.
Income Before Income Taxes and Minority Interest	19.0	24.5	-22.4
Provision for income taxes	5.5	6.4	-14.1
Income Before Minority Interest	13.5	18.1	-25.4
Minority interest in earnings of subsidiaries	2.7	2.9	-6.9
Net Income	$10.8	$15.2	-28.9%

Net Income Per Share:
Basic	$0.72	$1.02	-29.4%

Diluted	$0.70	$0.98	-28.6%

Dividends Declared Per Share	$0.30	$0.30

Average Common Shares Outstanding:
Basic	15,083,600	14,877,700

Diluted, including Common Share Equivalents	15,501,700	15,480,200

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	June 30,	December 31,
Unaudited	2005	2004

ASSETS
Cash and cash equivalents	$2.2	$4.5
Accounts receivable	94.6	97.7
Inventories	139.9	119.6
Other current assets	13.8	9.9
Net property, plant and equipment	426.4	453.2
Other noncurrent assets	32.0	32.2
Total Assets	$708.9	$717.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$41.6	$50.9
Other current liabilities	138.4	155.5
Long-term debt	97.3	63.0
Pension and other postretirement benefits	44.2	47.8
Deferred income tax liabilities	37.9	39.3
Deferred revenue	32.8	35.9
Other noncurrent liabilities	17.4	18.7
Minority interest	10.8	13.4
Stockholders’ equity	288.5	292.6
Total Liabilities and Stockholders’ Equity	$708.9	$717.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE SIX MONTHS ENDED JUNE 30,

(U.S. $ IN MILLIONS)

Unaudited	2005	2004

Net income	$10.8	$15.2
Depreciation and amortization	19.3	17.8
Amortization of deferred revenue	(3.9)	(2.9)
Deferred income tax provision	0.3	3.3
Minority interest in earnings of subsidiaries	2.7	2.9
Other items	(0.8)	(1.5)
Net changes in operating working capital	(35.5)	(21.0)
Cash (Used for) Provided by Operations	(7.1)	13.8

Capital spending	(8.2)	(23.1)
Capitalized software costs	(0.2)	(1.4)
Acquisitions, net of cash acquired	(11.9)	(8.4)
Other investing	(5.6)	(1.9)
Cash Used for Investing	(25.9)	(34.8)

Cash dividends paid to SWM stockholders	(4.6)	(4.5)
Cash dividends paid to minority owners	—	(3.8)
Purchases of treasury stock	(1.0)	(3.5)
Changes in debt	31.5	35.2
Other financing	4.8	5.0
Cash Provided by Financing	30.7	28.4

(Decrease) Increase in Cash and Cash Equivalents	$(2.3)	$7.4

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, Indonesia and the Philippines because the results of the Indonesian and Philippine operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales

	For the three months ended June 30,			For the six months ended June 30,
	2005	2004	% Change	2005	2004	% Change

United States	$54.8	$52.0	+5.4%	$106.7	$98.0	+8.9%
France	104.8	102.5	+2.2	206.9	207.3	-0.2
Brazil	14.2	11.8	+20.3	27.7	23.7	+16.9

Subtotal	173.8	166.3		341.3	329.0

Intersegment sales by:
United States	(0.5)	(0.2)		(0.8)	(0.3)
France	(3.5)	(3.7)		(9.0)	(6.1)
Brazil	(1.6)	(0.8)		(2.7)	(1.1)

Consolidated	$168.2	$161.6	+4.1%	$328.8	$321.5	+2.3%

Operating Profit

	For the three months ended June 30,				For the six months ended June 30,
	2005	2004	% Change		2005	2004	% Change

United States	$—	$2.1	N.M.	%	$(0.4)	$1.0	N.M.	%
France	11.5	12.7	-9.4		22.3	26.6	-16.2
Brazil	1.0	1.1	-9.1		1.3	2.3	-43.5
Unallocated expenses	(1.8)	(1.9)			(2.9)	(3.7)

Consolidated	$10.7	$14.0	-23.6%		$20.3	$26.2	-22.5%

N.M. - Not Meaningful

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